NEUBERGER BERMAN INCOME FUNDS
 SUB-ADVISORY AGREEMENT
SCHEDULE A
SERIES OF NEUBERGER BERMAN INCOME FUNDS

Neuberger Berman Core Bond Fund

Neuberger Berman Floating Rate Income Fund

Neuberger Berman Municipal High Yield Fund

Neuberger Berman New York Municipal Income Fund

Neuberger Berman Short Duration High Income Fund

Neuberger Berman Unconstrained Bond Fund

Date:  June 16, 2015

NEUBERGER BERMAN INCOME FUNDS
 SUB-ADVISORY AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman Core Bond Fund	0.15%
Neuberger Berman Floating Rate Income Fund	0.15%
Neuberger Berman Municipal High Yield Fund	0.15%
Neuberger Berman New York Municipal Income Fund	0.15%
Neuberger Berman Short Duration High Income Fund	0.15%
Neuberger Berman Unconstrained Bond Fund	0.15%

Date: June 16, 2015